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                                                                    EXHIBIT 99.3

             CYPRESS COMPLETES ACQUISITION OF SILICON LIGHT MACHINES

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        SAN JOSE, California...September 8, 2000 -- Cypress Semiconductor
Corporation (NYSE:CY) today announced that it has satisfied all closing conditions for the acquisition of Silicon Light Machines, a privately held supplier of microelectromechanical systems (MEMS) technology applicable to fiber-optic networks and other applications.

        In July, Cypress announced an agreement to acquire Silicon Light Machines on a pooling-of-interests basis, providing 3.7 million shares of Cypress stock in exchange for all outstanding stock and options of SLM. With the approval of this agreement, SLM becomes a wholly owned subsidiary of Cypress.

        Silicon Light Machines licenses its MEMS-based Grating Light Valve(TM) (GLV(TM)) technology to Sony Corporation for state-of-the-art display applications. Cypress aims to leverage SLM technology to complement its product and intellectual property portfolio targeted at the optical networking business and to accelerate its penetration of the market for pure optical and optoelectronic networking components. The acquisition also aligns Cypress's product development roadmap with those of its strategic networking customers.

        "The interface between optics and electronics - converting data into light within the system-represents the next great frontier of switching technology," said T.J. Rodgers, Cypress president and CEO. "With the SLM acquisition, Cypress has purchased an entity clearly focused on this emerging communications market segment, allowing us to venture aggressively into the world of optoelectronics without suffering the bottom-line damage usually incurred by such a large-scale R&D effort due to the Sony licensing funding."

        Cypress currently ships approximately three-quarters of its products to wireless and wide area network (WAN) customers. The Silicon Light Machines acquisition is the latest in a series of moves by Cypress to provide comprehensive solutions for next-generation WAN applications, including high-speed switches and routers, and storage and backplane solutions. Over the last several years, Cypress has steadily built a strong position in the optical communications and components markets, initially offering clock and data recovery transceivers for local-area networks (LANs) and WANs and later expanding to integrate framing capabilities with its CDR technology. Cypress recently announced sampling of its highest integrated physical layer device for the OC-48 optical market and will push aggressively to design end-to-end solutions for ever-higher-performance.

        Silicon Light Machines is located at 385 Moffett Park Dr., Suite 115, Sunnyvale, CA 94089-1208. For additional information, please call 408-541-1990 or fax 408-541-1244.

        ABOUT CYPRESS

        Cypress Semiconductor provides high-performance integrated circuit solutions for fast-growing companies in fast-growing markets, including data communications, telecommunications, computation, consumer products, and industrial-control. With a focus on emerging communications applications, Cypress's product lines include networking-optimized and micropower static RAMs; high-bandwidth multiport and FIFO memories; high-density programmable logic devices; timing technology for PCs and other digital systems; and controllers for Universal Serial Bus (USB). Cypress is No. 1 in the USB and clock chip markets.

        More than two-thirds of Cypress's sales come from fast-growing communications markets and dynamic companies such as Alcatel, Cisco, Ericsson, Lucent, Motorola, Nortel Networks, and 3Com. Cypress's ability to mix and match its broad portfolio of intellectual property enables targeted, integrated solutions for high-speed systems that feed bandwidth-hungry Internet applications. Cypress aims to become the preferred silicon supplier for Internet switching systems and for every Internet data stream to pass through at least one Cypress IC.



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        Cypress employs more than 4,100 people worldwide with international headquarters in San Jose, California. Its shares are listed on the New York Stock Exchange under the symbol CY. More information about Cypress is accessible electronically on the company's worldwide web site at http://www.cypress.com or by CD-ROM (call 1-800-858-1810). An electronic investor forum, and other investor information, is located at http://www.cypress.com/investor/index.html.

        SAFE HARBOR PROVISIONS

        The above news release contains forward-looking statements regarding the acquisition of Silicon Light Machines, and the impact of this acquisition on Cypress's operations. Cypress's actual results may vary materially from the results discussed in these forward-looking statements. Factors that may cause such a difference include: those risks surrounding the timely development, production, and continued market acceptance of the combined company's products; Cypress's ability to successfully integrate the operations of the acquired companies; the ability of the combined company to compete in the highly competitive and rapidly changing marketplace; and other risks detailed from time to time in Cypress's filings with the Securities and Exchange Commission

        Silicon Light Machines, Grating Light Valve and GLV are trademarks of Silicon Light Machines.


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